EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT DSTRBRPT

Exhibit (c)(ii)

PURCHASER’S CONFIRMATION

15 March 2024

To:	European Bank for Reconstruction and Development
Attention:	Aziz Jurayev

European Bank for Reconstruction and Development (the “Issuer”)
TRY 33,000,000,000 Callable Zero Coupon Notes due 19 March 2034 (the “Notes”) issued pursuant to the European Bank for Reconstruction and
Development EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

We hereby confirm the following agreement for the issue to us of Notes under the above Programme pursuant to the terms of issue set out in the completed Pricing Supplement.

(i) We agree to pay:

a)	the fees and expenses of our legal adviser ;

b)	the fees and expenses of the Agent and any paying agents;

c)	the fees and expenses of Cleary Gottlieb Steen & Hamilton LLP, legal advisers to the Issuer in connection with the necessary United States filing;

d)	all expenses in connection with the issue, authentication, packaging and initial delivery of the Notes and the preparation of the Registered Notes, the preparation and printing of the Notes (except Definitive Notes), the relevant Pricing Supplement and any amendments or supplements thereto, if any; and

e)	the cost of any publicity agreed by the Issuer in connection with the issue of the Notes .

(ii) In order to permit the Issuer to file with the U.S. Securities and Exchange Commission the report required by 17C.F.R.§290.3 no later than the date of this agreement, we confirm that the Notes are expected to be offered and sold in the United States.

(iii) We confirm that the provisions of Clause 3.2.6 of the Programme Agreement dated 3 July 2012 will not apply in relation to this issue of Notes.

The net proceeds of the issue are TRY 877,800,000 (payable in USD in the amount of USD 27,778,481.01) which, subject to the provisions of the Programme Agreement, will be paid to you or to your order on the Issue Date specified in the Pricing Supplement.

Upon issue the Notes should be credited to our account with Euroclear account number 99290.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “EU MiFID Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the EU MiFID Product Governance Rules:

a.	we (the “EU MiFID Manufacturer”) understand the responsibilities conferred upon us under the EU MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement in connection with the Notes; and

b.	we note the application of the EU MiFID Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the EU MiFID Manufacturer and the related information set out in the Pricing Supplement in connection with the Notes.

Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

a. we (the “UK Manufacturer”) understand the responsibilities conferred upon us under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement in connection with the Notes; and

b. we note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturer and the related information set out in the Pricing Supplement in connection with the Notes.

Please confirm your agreement to the terms of issue by signing and sending back to us a copy of the Pricing Supplement.

For: BNP Paribas

By:	/s/ Vikas Katyal	By:	/s/ Luke Thorne
	Authorised Signatory		Authorised Signatory